Exhibit 1.01

Reporting Period: January 1 to December 31, 2025
Fossil Group, Inc.
Unless the context indicates otherwise, the terms “Fossil,” “we,” “its,” “us,” “our” and the “Company” refer to Fossil Group, Inc. and its consolidated subsidiaries. As used herein, “Conflict Minerals” or “3TG” are cassiterite (tin), columbite-tantalite (tantalum), gold and wolframite (tungsten), without regard to the location of origin of the minerals or derivative metals. Please refer to Rule 13p-1, Form SD and the 1934 Act Release No. 34-67716 for definitions to the terms used in this report, unless otherwise defined herein. Rule 13p-1 imposes certain reporting obligations on Securities and Exchange Commission (the “SEC”) registrants who manufacture or contract to manufacture products containing Conflict Minerals, which are necessary to the functionality or production of their products.
Forward-Looking Statements
The statements in this document that refer to plans and expectations for future periods are forward-looking statements within the meaning of federal securities laws. These forward-looking statements are based on management’s current expectations. Words such as “expects,” “anticipates,” “plans,” “believes,” “estimates,” “may,” “will,” “should,” “intends,” “could,” “would,” “might” and variations of such words and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements concerning the additional steps that we intend to take to mitigate the risk that our necessary 3TG benefits armed groups. You should not place undue reliance on such statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. These risks and uncertainties may include, but are not limited to, the continued implementation of satisfactory traceability and other compliance measures by our direct and indirect suppliers, on a timely basis or at all, whether smelters and refiners (“SORs”) and other market participants responsibly source 3TG, and political, regulatory and economic developments, whether in the Democratic Republic of the Congo (“DRC”) region (the “Covered Countries”), the United States or elsewhere. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable laws or regulations.
We place great importance on the responsible procurement of minerals throughout our entire supply chain worldwide. The process of mining minerals from conflict zones in Africa, including the DRC and other Covered Countries has been identified as contributing to human rights violations, such as child labor and sexual abuse. Profits from mining operations in these regions have been linked to the source of funds for armed groups, fueling further conflict and violence in the regions. Under Rule 13p-1, we must submit a Form SD and undertake an inquiry (a “reasonable country of origin inquiry” or “RCOI”) to determine whether there is any reason to believe that the 3TG minerals used in our products may have originated from sources within the covered countries or whether such minerals came from recycled or scrap sources. If, following the RCOI, there is any reason to believe that any of the Conflict Minerals in our production and supply chains may have originated in the Covered Countries, or if we are unable to determine the country of origin for those Conflict Minerals, then we must exercise due diligence on the Conflict Minerals’ source and chain of custody. This report, which is posted on our website at www.fossilgroup.com/compliance/conflict-minerals, describes our due diligence measures.
Background
We design, develop, market and distribute fashion accessories, including belts, handbags, jewelry, small leather goods, and watches.
a. Watch products – We offer an extensive line of branded lifestyle watches. We manufacture watches under our proprietary brands. We also have entered into multi-year, worldwide exclusive license agreements for the manufacture, distribution and sale of watches bearing the brand names of certain globally recognized fashion companies. We also design and arrange manufacturing of certain retailers’ private label watches or as premium and incentive items for use in various corporate events.
b. Fashion accessories – We have developed a line of fashion accessories for both men and women, including belts, handbags, jewelry, and small leather goods. We also have a third party licensee that manufactures, markets and distributes sunglasses and prescription eyeglass frames under the FOSSIL brand. We also market and distribute those sunglasses.
c. Supply chain - We work with independent factories and component suppliers to produce our finished products. The vast majority of our products are sourced internationally, with most product sourcing coordinated through our Hong Kong subsidiary. Based on inquiries into our supply chain, we know that some of our products contain 3TG minerals. Our manufacturing agreements with our component parts and finished good suppliers obligate our suppliers to provide us with information requested related to the source of any Conflict Minerals used in the production of products they supply to us and to use their best efforts to obtain such information from all of their subcontractors and sub-suppliers.
We have established a Conflict Minerals Policy, which can be viewed at: www.fossilgroup.com/compliance/conflict-minerals.
As noted in our Conflict Minerals Policy we:
●Work closely with our suppliers to determine the potential use of 3TG minerals in our supply chain and, when appropriate, work with these suppliers to remediate issues and source more responsibly.

●Expect suppliers who use 3TG minerals to conduct the necessary inquiry and, where appropriate, perform additional due diligence to provide us with confirmation of the source of the materials used in their process and ultimately present in our products.

●Encourage our suppliers to advocate and actively support our goal of sourcing 3TG minerals from socially responsible suppliers, including conflict-free mines in the DRC region.
A number of factors continue to impact our ability to achieve our goal of ensuring that the sourcing of all 3TG minerals in our products does not indirectly fund conflict:
●The majority of our suppliers are not companies that are publicly traded in the United States and thus are not directly required to comply with the SEC conflict minerals reporting requirements.

●The nature and complexity of our supply chain makes it difficult to navigate down to the smelter level. Many of the minerals in question may be three or more levels removed from the suppliers with whom we interact. Our watch products in particular contain a large number of components and material that can be sourced from multiple and varied sources.

●Most of our suppliers respond to the survey with company level declarations rather than product level declarations. Therefore, we do not know if the disclosures relate specifically to the product(s) they make for us.
Despite these challenges, we take the task of understanding the source of our 3TG minerals seriously and are working toward our goal of avoiding the potential inadvertent funding of conflict.
We set forth below a summary of the actions we have taken to identify the source of 3TG minerals in our supply chain.
I. Description of Fossil’s Reasonable Country of Origin Inquiry (“RCOI”)
a. Our Conflict Minerals Program
Our Conflict Minerals initiative is managed by our Supplier Compliance team. The complexity of our products and use of 3TG minerals within those products vary significantly across our portfolio of products. We engaged third party experts to assist us in the design and execution of our Conflict Minerals program, and have continued to follow their program design. We also utilize a specialized software program to assist us in implementing our Conflict Minerals program.
b. RCOI Process and Results
We have conducted a detailed analysis of our product portfolio and product specifications to identify those products that may contain 3TG minerals. We then identified the tier 1 suppliers (those that supply us directly) who provide us with the products so identified. We also identified tier 2 suppliers (those that supply our tier 1 suppliers) as high risk for 3TG minerals exposure if they supplied items likely to contain 3TG minerals based on previous product testing results and known material exposure. Collectively, these tier 1 and high risk tier 2 suppliers comprise our “in-scope suppliers” to whom we sent RCOI surveys.
We conduct training annually for new in-scope suppliers and suppliers with undeterminable smelters in previous year’s reporting, with the majority of this training conducted virtually in Calendar Year 2025. The Calendar Year 2025 training covered what Conflict Minerals include, our regulatory obligations, what our Conflict Minerals Policy is, and what steps our suppliers need to take to enable us to comply with our obligations. The training also encouraged our suppliers to comply with our Conflict Minerals Policy. We believe that virtual training enabled effective dialog both internally and with our suppliers, leading to a better understanding of supplier obligations and our expectations.
Our RCOI survey is based on the template (v6.5) developed by the Responsible Business Alliance Global e-Sustainability Initiative (RBA/GeSi). Surveys were sent to all in scope suppliers. We received survey responses back from 100% of the suppliers to which they were sent. We conducted relevant follow up on survey gaps such as incomplete survey answers or inconsistencies in the responses. For example, we requested clarifications, additional information or other information as was deemed necessary after review of the initial survey results. Additionally, as provided by suppliers, we received supporting documents proving chain of custody down to the smelter for a majority of our survey respondents. For those in-scope and applicable suppliers claiming no 3TG minerals in their products, test reports from third party laboratories or other relevant supporting documentation were required to certify the claim.
As a result of our RCOI, we received the names of 471 smelters. Of those 471 identified smelters, 215 are conformant smelters certified by the Responsible Minerals Assurance Process (RMAP) program, 9 smelters are on the active smelter list currently engaged in the RMAP program to become conformant smelters and are pending a conformance determination, 7 are listed in London Bullion Market Association (LBMA) Good Delivery Current List - Gold, and 18 are Responsible Jewelry Council (RJC) chain of custody certified. One smelter is no longer operating. In addition, the smelters and refiners reflected above may not be all of the smelters and refiners in Fossil’s supply chain, since some suppliers indicated that they did not identify all of the smelters and refiners used to process the necessary 3TG content contained in their products.
c. RCOI Conclusion
We know that some of our products contain tantalum, tin, tungsten and/or gold that is necessary in the production of those products. As a result of our RCOI, we have reason to believe that some of our necessary Conflict Minerals may have originated in the Covered Countries. We are also unable to determine the country of origin for all of the Conflict Minerals used in our products. For these reasons, we must exercise due diligence on the Conflict Minerals’ source and chain of custody and are required under Rule 13p-1 to submit this report as an exhibit to our Form SD.
II. Due Diligence Design
We have used the Organization for Economic Co-operation and Development (OECD) Due Diligence, 3rd edition, 2016 and related supplements for 3T and gold as a framework to help us create our due diligence program. The Program provides a 5-step framework for risk-based due diligence in the mineral supply chain.
Due Diligence Performed
1) Establish strong company management systems:
•We maintain a Conflict Minerals Policy that guides our overall program.

•We conduct training annually for new in-scope suppliers and suppliers with undeterminable smelters in previous year’s reporting.

•We maintain agreements with our in-scope suppliers that include language related to reporting on the source of 3TG minerals.

•We maintain an advisory team consisting of representatives from our Legal and Supplier Compliance Departments.

•We maintain a Conflict Minerals core team to execute our program.

•We utilize a Conflict Minerals reporting software that maintains Conflict Minerals related due diligence documents, including, but not limited to in-scope suppliers’ responses to our RCOI survey.
•We have implemented mechanisms for employees, suppliers and other interested parties to report violations of our policies, including our Conflict Minerals Policy.
2) Identify and assess risk in the supply chain:
•We sent in-scope suppliers surveys asking for information about the supply chain used to source any 3TG minerals in products supplied to us.
•We identified sourcing and supplier red flags to look for within the survey responses.

•We followed up with suppliers on incomplete or inconsistent responses or responses with red flags.
3) Design and implement a strategy to respond to identified risks:
•We maintain a risk mitigation plan to respond to suppliers sourcing 3TG minerals from undeterminable or conflict sources.
4) Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain:
•We rely on certifications from the Responsible Minerals Initiative (RMI), the London Bullion Market Association (LBMA), the Responsible Jewellery Council (RJC) and the Tungsten Industry – Conflict Minerals Council for identified smelters. These organizations audit smelters and provide certification on the conflict status of those smelters.
5) Report on supply chain due diligence:
•We filed this Conflict Minerals Report with the SEC.
III. Other Required Disclosures
a. Efforts to determine the mine or location of origin.
Our RCOI and due diligence descriptions above represent our best efforts to gather the information necessary to determine the mine or location of origin for the Conflict Minerals in our products. Given our position as a downstream purchaser of fully assembled products, we have determined that requesting that our suppliers complete a survey and provide information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines and locations of origin of the 3TG in our supply chain. However, due to the lack of complete information, we are unable to determine and describe all facilities used to process the 3TG used in our products or the mine or country of origin of such 3TG.
b. Description of facilities used to process Conflict Minerals in our products, to the extent known.
We received the names of 471 smelters, operating in various countries, from our suppliers. Of the 471 smelters identified by our suppliers during our Calendar 2025 due diligence and RCOI, 5 reported not sourcing from covered countries, and 466 may have sourced from mines in Covered Countries. Of these 466, 215 are RMAP program certified, 219 are not actively participating in a 3rd party audit program, 6 are listed in London Bullion Market Association

(LBMA) Good Delivery Current List - Gold, 17 are Responsible Jewelry Council (RJC) chain of custody certified, 8 are on the active smelter list, and 1 is no longer an operating smelter.
c. The following are steps we have taken, or will take as required, to mitigate the risk that 3TG minerals found in our products are being used to fund conflict:
a. Continued training of our suppliers related to our Conflict Mineral Policy and our expectations about responsible sourcing of 3TG minerals.
b. Engage with suppliers found to be sourcing from smelters or refineries that are not certified as conflict-free or which have otherwise been identified as high risk.
c. Enforcement of contractual terms with suppliers.
d. Continued reliance on RMI certifications.